EXHIBIT 99.1

For Immediate Release: November 16, 2017

Media Contacts:

Jennifer Nahas
Griffin Capital Company, LLC
jnahas@griffincapital.com
Office Phone: 949-270-9332

Joseph Kuo / Julius Buchanan
Haven Tower Group LLC
jkuo@haventower.com or jbuchanan@haventower.com
424 652 6520 ext. 101 or ext. 114

Griffin Capital Essential Asset REIT Reports
Third Quarter 2017 Results

- Reports Increased Net Income Compared to Same Period Last Year, with Continued Strong Balance Sheet Fundamentals -

EL SEGUNDO, Calif. (November 16, 2017) - Griffin Capital Essential Asset REIT, Inc. (the “REIT”) announced its operating results for the quarter ended September 30, 2017. As of September 30, 2017, the REIT’s portfolio consisted of 74(1) assets encompassing approximately 18.8 million(1) rentable square feet of space in 20 states with a total acquisition value of $3.0 billion(1).
"Our solid third quarter financial results reflect our fundamental goals of delivering stable income and long-term capital appreciation through focused acquisitions and dispositions and disciplined management of top-quality commercial properties in fast-growing metropolitan markets," said Kevin Shields, Chairman and Chief Executive Officer of the REIT. "During the quarter, we executed new and renewal leases with credit-worthy tenants such as AT&T Services Inc. and T-Mobile West. With steady economic growth, we believe the REIT is well positioned for the future," Mr. Shields added.

Highlights and Accomplishments in Third Quarter 2017 and Results as of September 30, 2017:

Portfolio Overview

•	The total capitalization of our portfolio as of September 30, 2017 was $3.4 billion(2).

•	Our weighted average remaining lease term was approximately 6.9(1) years with average annual rent increases of approximately 2.1%(1).

•
Approximately 65.8%(1) of our portfolio’s net rental revenue(3) was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade credit ratings(4).

•
We executed new and renewal leases totaling 344,467 square feet, including an 8-year lease renewal with AT&T Services, Inc. for 155,830 square feet in Seattle, WA, a 10-year renewal with T-Mobile West for 158,135 square feet in Frisco, TX and a new 49-month lease with Zoom Video Communications, Inc. for 30,502 square feet in Denver, CO commencing on January 1, 2018.

Financial Results

•	Total revenue was $85.1 million for the quarter ended September 30, 2017, compared to $86.7 million for the quarter ended September 30, 2016. The change in total revenue was due to lower occupancy.

•
Net income attributable to common stockholders was $9.0 million or $0.05 per basic and diluted share for the quarter ended September 30, 2017, compared to $6.8 million or $0.04 per basic and diluted share for the quarter ended September 30, 2016. Our debt to total real estate acquisition value as of September 30, 2017 was 51.4%(1).

Non-GAAP Measures

•
Modified funds from operations, or MFFO, as defined by the Investment Program Association (IPA), was approximately $39.3 million for the quarter, compared to approximately $39.8 million for the same period in 2016. Funds from operations, or FFO, was approximately $39.5 million and $43.1 million for the quarters ended September 30, 2017 and 2016, respectively. Please see financial reconciliation tables and notes at the end of this release for more information regarding MFFO and FFO.

•
Our Adjusted EBITDA, as defined per our credit facility agreement, was approximately $57.8 million for the quarter with a fixed charge and interest coverage ratio of 3.99 and 4.55, respectively. Please see financial reconciliation tables and notes at the end of this release for more information regarding adjusted EBITDA and related ratios.

Subsequent Events

•
On October 19, 2017, the Company sold the One Century Plaza property located in Nashville, Tennessee for total proceeds of $100.0 million, less closing costs and other closing credits. The carrying value of the property on the closing date was approximately $67.9 million.

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a publicly-registered non-traded REIT with a portfolio, as of September 30, 2017, of 74 office and industrial properties totaling 18.8 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.4 billion. Griffin Capital Essential Asset REIT, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital Company, LLC ("Griffin Capital").

About Griffin Capital Company, LLC
Griffin Capital is a leading alternative investment asset manager with approximately $9.6 billion* in assets under management. Founded in 1995, the privately-held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22 billion. Additional information is available at www.griffincapital.com.
* As of September 30, 2017.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

______________________________
1 Excludes the property information related to the acquisition of an 80% ownership interest in a joint venture with affiliates of Digital Realty Trust, L.P.
2 Total capitalization includes the outstanding debt balance plus total equity raised and issued, including operating partnership units, net of redemptions.
3 Net rent is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are our responsibility for the 12-month period subsequent to September 30, 2017 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.
4 Of the 65.8% investment grade tenant ratings, 62.2% is from a Nationally Recognized Statistical Rating Organization (NRSRO) credit rating, with the remaining 3.6% being from a non-NRSRO, but having a rating that we believe is equivalent to an NRSRO investment grade rating. Bloomberg’s default risk rating is an example of a non-NRSRO rating.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$32,563	$43,442
Restricted cash	97,986	12,859
Real estate:
Land	336,725	340,145
Building and improvements	1,914,610	1,909,918
Tenant origination and absorption cost	475,505	479,001
Construction in progress	6,370	5,326
Total real estate	2,733,210	2,734,390
Less: accumulated depreciation and amortization	(399,387)	(319,149)
Total real estate, net	2,333,823	2,415,241
Real estate assets and other assets held for sale, net	275,718	279,530
Investments in unconsolidated entities	39,561	46,313
Intangible assets, net	19,756	28,481
Deferred rent	43,976	37,591
Deferred leasing costs, net	19,648	13,424
Other assets	21,947	17,922
Total assets	$2,884,978	$2,894,803
LIABILITIES AND EQUITY
Debt:
Mortgages payable	$668,559	$343,461
Term Loan	711,370	710,489
Revolver Loan	144,404	393,585
Total debt	1,524,333	1,447,535
Restricted reserves	9,303	8,876
Accrued expenses and other liabilities	59,411	60,875
Redemptions payable	37,559	11,565
Distributions payable	6,231	6,377
Due to affiliates	3,984	2,467
Below market leases, net	25,065	29,606
Liabilities of real estate assets held for sale	5,793	6,973
Total liabilities	1,671,679	1,574,274
Commitments and contingencies
Noncontrolling interests subject to redemption, 531,000 units eligible towards redemption as of September 30, 2017 and December 31, 2016	4,887	4,887
Common stock subject to redemption	42,070	92,058
Stockholders’ equity:
Common Stock, $0.001 par value; 700,000,000 shares authorized; 173,476,566 and 176,032,871 shares outstanding, as of September 30, 2017 and December 31, 2016	174	176
Additional paid-in capital	1,561,671	1,561,516
Cumulative distributions	(424,552)	(333,829)
Accumulated earnings (deficit)	1,761	(29,750)
Accumulated other comprehensive loss	(817)	(4,643)
Total stockholders’ equity	1,138,237	1,193,470
Noncontrolling interests	28,105	30,114
Total equity	1,166,342	1,223,584
Total liabilities and equity	$2,884,978	$2,894,803

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Rental income	$66,437	$66,894	$197,647	$201,064
Lease termination income	—	995	12,845	1,211
Property expense recoveries	18,695	18,847	54,120	57,781
Total revenue	85,132	86,736	264,612	260,056
Expenses:
Asset management fees to affiliates	5,921	5,921	17,786	17,599
Property management fees to affiliates	2,453	2,373	7,519	7,164
Property operating expense	13,028	12,233	36,782	36,347
Property tax expense	10,916	10,876	33,465	33,114
Acquisition fees and expenses to non-affiliates	—	7	—	541
Acquisition fees and expenses to affiliates	—	—	—	1,239
General and administrative expenses	1,509	1,153	5,753	4,525
Corporate operating expenses to affiliates	676	578	1,983	1,431
Depreciation and amortization	28,235	34,217	88,783	96,904
Impairment provision	—	—	5,675	—
Total expenses	62,738	67,358	197,746	198,864
Income before other income and (expenses)	22,394	19,378	66,866	61,192
Other income (expenses):
Interest expense	(12,692)	(12,405)	(37,232)	(37,249)
Other income	260	623	495	2,692
Loss from investment in unconsolidated entities	(517)	(465)	(1,511)	(1,203)
Gain on acquisition of unconsolidated entity	—	—	—	666
Gain from disposition of assets	—	—	4,293	—
Net income	9,445	7,131	32,911	26,098
Less: Net income attributable to noncontrolling interests	(326)	(246)	(1,134)	(896)
Net income attributable to controlling interest	9,119	6,885	31,777	25,202
Distributions to redeemable noncontrolling interests attributable to common stockholders	(90)	(90)	(266)	(268)
Net income attributable to common stockholders	$9,029	$6,795	$31,511	$24,934
Net income attributable to common stockholders per share, basic and diluted	$0.05	$0.04	$0.18	$0.14
Weighted average number of common shares outstanding, basic and diluted	173,661,904	175,570,072	174,787,551	175,443,680
Distributions declared per common share	$0.17	$0.17	$0.51	$0.51

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Funds from Operations and Modified Funds from Operations
(Unaudited)

Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. Our board of directors is in the process of determining whether it is appropriate for us to achieve a liquidity event (i.e., listing of our shares of common stock on a national securities exchange, a merger or sale, the sale of all or substantially all of our assets, or another similar transaction). We do not intend to continuously purchase assets and intend to have a limited life. The decision whether to engage in any liquidity event is in the sole discretion of our board of directors.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
The Investment Program Association (“IPA”) issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include modified funds from operations (“MFFO”). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.
Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.
We adopted the IPA MFFO Guideline as management believes that MFFO is a beneficial indicator of our on-going portfolio performance and ability to sustain our current distribution level. More specifically, MFFO isolates the financial results of the REIT’s operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other

REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

•
Straight-line rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of straight-line rent to arrive at MFFO as a means of determining operating results of our portfolio.

•
Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As this item is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization of in-place lease valuation to arrive at MFFO as a means of determining operating results of our portfolio.

•
Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP are capitalized and included as part of the relative fair value when the property acquisition meets the definition of an asset acquisition or are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss), for property acquisitions accounted for as a business combination. These costs have been funded with cash proceeds from our public offerings or included as a component of the amount borrowed to acquire such real estate. If we acquire a property after all offering proceeds from our public offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless our advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to our advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

•
Financed termination fee, net of payments received. We believe that a fee received from a tenant for terminating a lease is appropriately included as a component of rental revenue and therefore included in MFFO. If, however, the termination fee is to be paid over time, we believe the recognition of such termination fee into income should not be included in MFFO. Alternatively, we believe that the periodic amount paid by the tenant in subsequent periods to satisfy the termination fee obligation should be included in MFFO.

•
Gain or loss from the extinguishment of debt. We use debt as a partial source of capital to acquire properties in our portfolio. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management believes that this loss is considered an event not associated with our operations, and therefore, deems this write off to be an exclusion from MFFO.

•
Unrealized gains (losses) on derivative instruments. These adjustments include unrealized gains (losses) from mark-to-market adjustments on interest rate swaps and losses due to hedge ineffectiveness.  The change in fair value of interest rate swaps not designated as a hedge and the change in fair value of the ineffective portion of interest rate swaps are non-cash adjustments recognized directly in earnings and are included in interest expense.  We have excluded these adjustments in our calculation of MFFO to more appropriately reflect the economic impact of our interest rate swap agreements.

For all of these reasons, we believe the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern now that our public offerings have been completed and our portfolio is in place. Further, we believe MFFO is useful in comparing the sustainability of our operating performance now that our public offerings have been completed and we expect our acquisition activity over the near term to be less vigorous, with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent measures of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

Our calculation of FFO and MFFO is presented in the following table for the three and nine months ended September 30, 2017 and 2016 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$9,445	$7,131	$32,911	$26,098
Adjustments:
Depreciation of building and improvements	13,948	15,297	42,244	42,302
Amortization of leasing costs and intangibles	14,280	18,913	46,518	54,581
Impairment provision	—	—	5,675	—
Equity interest of depreciation of building and improvements - unconsolidated entities	620	618	1,857	1,868
Equity interest of amortization of intangible assets - unconsolidated entities	1,165	1,182	3,512	3,569
Gain from sale of depreciable operating property	—	—	(4,293)	—
Gain on acquisition of unconsolidated entity	—	—	—	(666)
FFO	$39,458	$43,141	$128,424	$127,752
Distributions to non-controlling interest	(1,194)	(1,194)	(3,543)	(3,299)
FFO, adjusted for redeemable preferred and noncontrolling interest distributions	$38,264	$41,947	$124,881	$124,453
Reconciliation of FFO to MFFO:
Adjusted FFO	$38,264	$41,947	$124,881	$124,453
Adjustments:
Acquisition fees and expenses to non-affiliates	—	7	—	541
Acquisition fees and expenses to affiliates	—	—	—	1,239
Revenues in excess of cash received (straight-line rents)	(3,443)	(2,941)	(8,508)	(11,864)
Amortization of above market rent	589	646	1,310	2,219
Amortization of debt premium/(discount)	8	—	(422)	—
Amortization of ground leasehold interests	7	7	21	21
Revenues in excess of cash received	—	(900)	(12,845)	(1,102)
Financed termination fee payments received	3,211	484	10,177	1,036
Amortization of deferred revenue	—	—	—	(1,228)
Equity interest of revenues in excess of cash received (straight-line rents) - unconsolidated entities	(31)	(137)	(280)	(598)
Unrealized gain on derivatives	(11)	(21)	(16)	(21)
Equity interest of amortization of above market rent - unconsolidated entities	741	744	2,229	2,240
MFFO	$39,335	$39,836	$116,547	$116,936

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Adjusted EBITDA
(Unaudited; in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
ADJUSTED EBITDA(1):	2017	2016	2017	2016

Net income	$9,445	$7,131	$32,911	$26,098
Depreciation and amortization	28,235	34,217	88,783	96,904
Interest expense	12,008	11,739	35,552	35,415
Amortization - Deferred financing costs	676	701	2,102	2,004
Amortization - Debt premium	8	(36)	(422)	(170)
Amortization - In-place lease	589	646	1,310	2,219
Income taxes	106	(51)	1,714	798
Asset management fees	5,921	5,921	17,786	17,599
Property management fees	2,453	2,373	7,519	7,164
Acquisition fees and expenses	—	7	—	1,780
Deferred rent	(3,443)	(2,941)	(8,508)	(11,864)
Extraordinary Losses or Gains:
Reserve Write off	—	(900)	—	(900)
Gain on disposition	—	—	(4,293)	—
Termination fee	—	—	(7,170)	—
Gain from stepping up basis	—	—	—	(666)
Equity percentage of net (income) loss for the Parent’s non-wholly owned direct and indirect subsidiaries	517	465	1,511	1,203
Equity percentage of EBITDA for the Parent’s non-wholly owned direct and indirect subsidiaries	2,178	2,211	6,482	6,597
	58,693	61,483	175,277	184,181
Less: Capital reserves	(923)	(920)	(2,769)	(2,750)
Adjusted EBITDA (per credit facility)	$57,770	$60,563	$172,508	$181,431

Principal paid and due	$1,785	$1,103	$4,750	$3,339
Interest expense	12,692	12,260	37,448	36,963
	$14,477	$13,363	$42,198	$40,302

Interest Coverage Ratio(2)	4.55	4.94	4.61	4.91
Fixed Charge Coverage Ratio(3)	3.99	4.53	4.09	4.50

(1)
Adjusted EBITDA, as defined in our credit facility agreement, is calculated as net income before interest, taxes, depreciation and amortization (EBITDA), plus acquisition fees and expenses, asset and property management fees, straight-line rents and in-place lease amortization for the period, further adjusted for acquisitions that have closed during the quarter and certain reserves for capital expenditures.

(2)	Interest coverage is the ratio of interest expense as if the corresponding debt was in place at the beginning of the period to adjusted EBITDA.

(3)
Fixed charge coverage is the ratio of principal amortization for the period plus interest expense as if the corresponding debt were in place at the beginning of the period plus preferred unit distributions as if in place at the beginning of the period over adjusted EBITDA.